Exhibit 99.1

F O R    I M M E D I A T E    R E L E A S E

CONTACT:	Barry Susson	Brendon Frey
	Chief Financial Officer	(203) 682-8200
(215) 676-6000 x362
OR
OF:	Deb Shops, Inc.	Integrated Corporate Relations
	9401 Blue Grass Road	24 Post Road East
	Philadelphia, PA 19114	Westport, CT 06880

DEB SHOPS, INC. REPORTS JULY, SECOND QUARTER

AND YEAR-TO-DATE SALES

Philadelphia – August 3, 2006 – Deb Shops, Inc. (Nasdaq: DEBS) today reported that comparable store sales decreased 9.6% in July 2006 as compared to July 2005. Total sales decreased 5.9% to $23.1 million from $24.5 million in July 2005.

For the quarter ended July 31, 2006, comparable store sales decreased 4.3% and total sales decreased 0.5% to $75.3 million from $75.7 million for the prior year quarter. During the six-month period ended July 31, 2006, comparable store sales decreased 0.8% while total sales increased 2.2% to $156.6 million from $153.2 million for the prior year period.

The Company reports financial results on the calendar month. Therefore, differences in timing will occur when comparing Deb Shops’ results to those of retailers reporting on a 4-5-4 calendar. During the month of July 2006, there were four Fridays compared to five Fridays in July 2005.

For the remainder of fiscal year 2007, Deb Shops, Inc. will report monthly sales according to the following calendar:

Month End	Reporting Date
August 2006	September 7, 2006*
September 2006	October 5, 2006
October 2006	November 2, 2006
November 2006	December 5, 2006*
December 2006	January 4, 2007
January 2007	February 2, 2007*

*Denotes dates that differ from reporting dates under the 4-5-4 calendar.

Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes. The Company operates 333 specialty apparel stores in 42 states under the DEB and Tops ‘N Bottoms names.

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